EXHIBIT 10.12

NONCOMPETITION AGREEMENT

This Noncompetition Agreement (this “Agreement”) is entered into this 6th day of November, 2001, by and between MB-MidCity, Inc. (the “Corporation”) and E.M. Bakwin (the “Executive”).

Whereas, prior to the merger (the “Merger”) of MidCity Financial Corporation (“MCFC”) into the Corporation, which after consummation of the Merger shall be named MB Financial, Inc., the Executive is employed as President of MCFC and prior to the merger (the "Bank Merger") of certain bank subsidiaries of the Corporation into The Mid-City National Bank of Chicago ("MCNB") is employed as Chief Executive Officer of MCNB, and

Whereas, following consummation of the Merger and the Bank Merger, the Executive shall not be so employed,

Now therefore, in consideration of the mutual covenants and agreements hereinafter set forth, the Corporation and the Executive hereby agree as follows:

1.     The Executive hereby covenants and agrees that, during the five year period following the consummation of the Merger (the “Noncompete Period”), he shall not, without the written consent of the Corporation and MCNB (or their respective successors),

(a)          become an officer, employee, consultant, director or trustee of, or provide services directly or indirectly for compensation in any capacity whatsoever to, any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity (other than the Corporation and its subsidiaries or affiliates) if such entity or any of its direct or indirect subsidiaries or affiliates maintains an office in the State of Illinois or in any other state where the Corporation or MCNB (or their respective successors) or any of their respective subsidiaries or affiliates maintain an office;

(b)         solicit or offer employment to any officer or employee of the Corporation or any of its subsidiaries or affiliates, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, the Corporation or any of its subsidiaries or affiliates to terminate his, her or its employment or business relationship with the Corporation or any of its subsidiaries or affiliates; or

(c)          provide any information, advice or recommendation with respect to any officer or employee of the Corporation or any of its subsidiaries or affiliates to any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company or any direct or indirect subsidiary or affiliate of such entity, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such officer or employee to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, such other entity.

2.     The Company covenants and agrees that it shall pay to the Executive the sum of $50,000 per year during the Noncompete Period in approximately equal monthly installments.

3.     After the expiration of three years following the consummation of the Merger, the Executive may elect to terminate this Agreement by written notice delivered to the Corporation, to the attention of its Chief Executive Officer, specifying the date on which this Agreement shall terminate (the “Termination Date”).  In the event that the Executive so terminates this Agreement, as of the Termination Date, the obligations of the Executive under Section 1 of this Agreement and the obligations of the Corporation under Section 2 of this Agreement shall terminate.

4.     The Executive acknowledges that the restraints placed upon him under this Agreement are fair and reasonable under the circumstances and that if he should commit a breach of any of the provisions of Section 1 of this Agreement the Corporation’s remedies at law would be inadequate to compensate it for its damages.  The parties agree that in the event of any breach by the Executive of any of the provisions of Section 1 of this Agreement, the Corporation shall be entitled to injunctive relief in addition to its remedies at law, and if the Corporation is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

5.     This Agreement shall be governed by the laws of the State of Illinois.

6.     This Agreement represents the entire agreement between the Corporation and the Executive concerning its subject matter and may not be modified except by a written agreement signed by the parties.

MB-MidCity, Inc.

By:
Its:

Executive

Kenneth A. Skopec